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                                                                    EXHIBIT 11.1

                          COMPUTATION OF INCOME (LOSS)
                                   PER SHARE

                                                                   YEARS ENDED JULY 31,
                                                        ------------------------------------------
                                                           1995           1994            1993
                                                        -----------    -----------    ------------
Income (loss) before extraordinary credit and
  cumulative effect of accounting change.............   $    26,978    $    10,010    $ (1,522,000)
Extraordinary loss related to early retirement of
  debt...............................................            --             --      (6,395,000)
Cumulative effect of accounting change...............            --             --     (39,778,000)
                                                        -----------    -----------    ------------
Net income (loss)....................................   $    26,978    $    10,010    $(47,695,000)
                                                        ===========    ===========    ============
Weighted average shares outstanding..................    24,763,402     24,679,249      17,564,000
Dilutive impact of shares issuable pursuant to the
  Management Stock Option Plan and Employee Stock
  Purchase and Option Plan, such shares being issued
  or issuable and such options granted within one
  year of the proposed initial public offering.......                                      535,000
Net additional shares outstanding assuming dilutive
  stock options exercised and proceeds used to
  purchase treasury stock at average market price....       388,813        506,140          71,143
                                                        -----------    -----------    ------------
Shares outstanding for net income (loss) per share
  calculation........................................    25,152,215     25,185,389      18,170,143
                                                        ===========    ===========    ============
Income (loss) before extraordinary item and
  cumulative effect of accounting change per share...   $      1.07    $      0.40    $      (0.08)
Extraordinary loss related to early retirement for
  debt per share.....................................            --             --           (0.35)
Cumulative effect of accounting change per share.....            --             --           (2.19)
                                                        -----------    -----------    ------------
Net income (loss) per share..........................   $      1.07    $      0.40    $      (2.62)
                                                        ===========    ===========    ============
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